Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

Jack K. Lai
Vice President & Chief Financial Officer
Silicon Strorage Technology, Inc.
jlai@sst.com
(408) 735-9110

SST Reports Fourth Quarter and 2003 Financial Results

4Q03 Revenue Up 29 Percent Sequentially and Up 52 Percent From 4Q02

SUNNYVALE, Calif., January 21, 2004 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the fourth quarter and fiscal year ended Dec. 31, 2003.

Net revenues for the fourth quarter were $95.2 million, compared with $73.9 million in the third quarter of 2003 and with $62.8 million in the fourth quarter a year ago.

Net income for the fourth quarter of 2003 was $9.1 million, or $0.09 per share, based on approximately 100.0 million diluted shares outstanding. This includes a charge of $1.4 million relating to the Atmel court case. By comparison, the company recorded a net loss of $59.0 million, or a loss of $0.62 per share on approximately 95.0 million shares outstanding in the third quarter of 2003, and a net loss of $7.7 million, or a loss of $0.08 per share on 93.2 million shares outstanding in the fourth quarter of 2002.

SST finished the fourth quarter with $185.2 million in cash, cash equivalents and short-term investments.

Net revenues for the year ended Dec. 31, 2003 were $295.0 million compared with $274.7 million for the year ended Dec. 31, 2002. Net loss for the year ended Dec. 31, 2003 was $65.2 million, or a loss of $0.69 per share based on approximately 94.7 million shares outstanding. This compares with a net loss of $15.1 million or a loss of $0.16 per share based on approximately 92.7 million shares outstanding for the year ended Dec. 31, 2002.

"The fourth quarter was a strong quarter for SST," said Bing Yeh, president and CEO. "The industry recovery that we began to see in the third quarter is continuing its momentum into 2004. Booking activities in the fourth quarter were at their highest level since our last peak in 2000, largely due to strength in the digital consumer and Internet computing market segments. Unit shipments once again set a new record for the company, increasing 17 percent from the third quarter of 2003.

"Our gross margin also expanded substantially in the fourth quarter. This was primarily the result of the continued improvement of our average selling prices and our successful transition to more advanced process technologies with improved manufacturing costs.

"While the demand for our products is picking up rapidly, we are expanding our foundry capacity correspondingly. During the fourth quarter, we fully qualified additional production capacities at HHNEC for a 0.33-micron embedded flash process, at Grace for the 0.25-micron second- generation SuperFlash process, and at TSMC for the 0.18-micron second-generation SuperFlash process. During the first quarter of 2004, we expect to complete the qualification of Vanguard and Grace for 0.18-micron second-generation SuperFlash process and to qualify HHNEC for 0.25-micron process. With these additional foundry capacities, and the existing production volume at TSMC, Seiko Epson, Sanyo and Samsung, we are confident in meeting our growth plan for the next two years.

"In closing, we are proud of our achievements in 2003 and energized by our prospects for 2004. Our strong focus in the coming year will be threefold: First, we expect to complete the transition of our current products to smaller geometries. This should allow us to further lower our manufacturing costs and to make our products even more competitive in the marketplace. Second, we expect to continue to bring new second-generation SuperFlash-based, higher density products to market. These products should allow us to expand into areas where SST has virtually no presence today. We expect that they will be a significant driver of our revenue growth over the next two years. Finally, we expect to execute the development of our new self-aligned third-generation SuperFlash technology based on leading edge 0.11-micron process technology. We expect that this new technology will give us access to data storage applications that have traditionally been addressed by flash memories with NAND architecture. We believe that this exciting product and technology roadmap coupled with continued fiscal discipline and a strengthening market will position us for strong growth in 2004."

First Quarter 2004 Outlook

The company expects its first quarter financial results to be seasonally weaker, especially after the strong growth of the past two quarters. The company believes that its first quarter revenues will be between $94 million and $100 million, assuming no drastic changes occur in the U.S. and international economies. Gross margin is expected to be between 31 and 33 percent, which takes into consideration the risks associated with the company's technology and product transition. R&D spending is expected to be 15 percent higher due to the mask-set costs for bringing up production at new foundries. The income tax related expense is expected to be between $2.0 million and $3.0 million, primarily due to foreign withholding taxes. With these revenue and expense levels, SST expects to achieve earnings per share of between $0.08 and $0.10 in the first quarter.

Conference Call

SST's quarterly conference call will be held today, Jan. 21 at 1:30 p.m. PT. Those wishing to participate in the conference should dial (888) 428-4480 using the pass code "SST" at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 716440. A webcast of the conference call will be available on http://www.sst.com. The webcast will be available until the next earnings conference call.

About SuperFlash Technology

SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (Grace), IBM, Motorola, National Semiconductor, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Toshiba Corporation, Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its trademark Emb-FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                        Three Months Ended                Year Ended
                                                             December 31,                 December 31,
                                                    ------------------------     ------------------------
                                                       2002         2003            2002         2003
                                                    -----------  -----------     -----------  -----------
                                                          (unaudited)                  (unaudited)

Net revenues:
     Product revenues............................. $    56,801  $    82,351     $   244,021  $   256,529
     Technology licensing.........................       6,042       12,866          30,637       38,512
                                                    -----------  -----------     -----------  -----------
          Total net revenues......................      62,843       95,217         274,658      295,041
Cost of revenues..................................      56,109       62,747         206,246      218,775
                                                    -----------  -----------     -----------  -----------
Gross profit......................................       6,734       32,470          68,412       76,266
                                                    -----------  -----------     -----------  -----------
Operating expenses:
     Research and development.....................      11,323       10,334          47,069       43,144
     Sales and marketing..........................       6,392        5,840          25,498       22,272
     General and administrative...................       2,840        4,110          17,097       14,398
     Other........................................          --        1,371              --       37,849
                                                    -----------  -----------     -----------  -----------
          Total operating expenses................      20,555       21,655          89,664      117,663
                                                    -----------  -----------     -----------  -----------
Loss from operations..............................     (13,821)      10,815         (21,252)     (41,397)
Interest and other income.........................         652          420           3,197        2,784
Interest expense..................................         (43)         (29)           (214)        (138)
Other expense                                               --           --          (7,757)          --
                                                    -----------  -----------     -----------  -----------
Loss before provision for (benefit from)
   income taxes...................................     (13,212)      11,206         (26,026)     (38,751)
Provision for (benefit from) income taxes.........      (5,549)       2,101         (10,931)      26,416
                                                    -----------  -----------     -----------  -----------
Net income (loss)................................. $    (7,663) $     9,105     $   (15,095) $   (65,167)
                                                    ===========  ===========     ===========  ===========

Net income (loss) per share - basic .............. $     (0.08) $      0.10     $     (0.16) $     (0.69)
                                                    ===========  ===========     ===========  ===========

Shares used in per share calculation - basic......      93,192       95,232          92,667       94,723
                                                    ===========  ===========     ===========  ===========

Net income (loss) per share - diluted............. $     (0.08) $      0.09     $     (0.16) $     (0.69)
                                                    ===========  ===========     ===========  ===========

Shares used in per share calculation - diluted....      93,192      100,000          92,667       94,723
                                                    ===========  ===========     ===========  ===========

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                                    December 31, December 31,
                                                                       2002          2003
                                                                   ------------  ------------
                                                                          (unaudited)
                             ASSETS

Current assets:
    Cash, cash equivalents and short-term investments............ $    145,003  $    185,194
    Trade accounts receivable, net...............................       35,971        55,330
    Inventories..................................................       83,040        46,120
    Other current assets.........................................       46,825        13,232
                                                                   ------------  ------------
         Total current assets....................................      310,839       299,876

Equipment, furniture and fixtures, net...........................       16,989        11,325
Long-term marketable securities..................................        5,862        24,969
Cash, cash equivalents and investments - restricted..............       36,849            --
Other assets.....................................................       70,067        60,191
                                                                   ------------  ------------
         Total assets............................................ $    440,606  $    396,361
                                                                   ============  ============

                           LIABILITIES

Current liabilities:
    Notes payable, current portion............................... $        352  $        393
    Trade accounts payable.......................................       35,097        47,507
    Accrued expenses and other current liabilities...............       18,783        11,911
    Deferred revenue.............................................        2,650         3,630
                                                                   ------------  ------------
         Total current liabilities...............................       56,882        63,441

Other liabilities................................................        1,873         1,423
                                                                   ------------  ------------
         Total liabilities.......................................       58,755        64,864
                                                                   ------------  ------------

                      SHAREHOLDERS' EQUITY

Common stock.....................................................      339,598       345,384
Accumulated other comprehensive income...........................          151         9,178
Retained earnings (accumulated deficit)..........................       42,102       (23,065)
                                                                   ------------  ------------
         Total shareholders' equity..............................      381,851       331,497
                                                                   ------------  ------------
         Total liabilities and shareholders' equity.............. $    440,606  $    396,361
                                                                   ============  ============